Exhibit 99.1

News Release
March 14, 2016

John Hofmeister Appointed Chairman of Erin Energy

HOUSTON, March 14, 2016 – Erin Energy Corporation (“Erin Energy” or the “Company”) (NYSE MKT: ERN) (JSE: ERN) announced today the appointment of John Hofmeister, a former President at Shell Oil Company, as Chairman of the Board of Erin Energy Corporation. The appointment will be effective the day immediately following Erin Energy’s annual meeting of shareholders (the “Annual Meeting”), expected to take place in late-May 2016, when current Chairman and Chief Executive Officer (CEO), Kase Lawal, has decided to retire as an officer and director.

The Company also announced the appointment of its current Chief Operating Officer, Segun Omidele, as CEO. Like Hofmeister, Omidele will assume the role following the Company’s Annual Meeting in May, starting an orderly leadership transition over the next three months.

Commenting, Lawal said: “This is an exciting time for Erin Energy. The board of directors has identified two outstanding individuals to take the Company to the next level. Both John and Segun are intimately familiar with our business, each has a diverse set of skills, and a combined wealth of experience in the energy sector. I look forward to working with Segun, the board and the management team during this transition period.”

Lawal continued, “As part of our ongoing strategy, the roles of Chairman and CEO are to be separated as we continue applying global standards to our corporate governance and ensuring complete independence of the board. I am very excited about the future growth potential of the company and will be available to the board in an advisory capacity.”

Hofmeister, as President of Shell Oil Company, led the company’s US Country Coordination Team of Businesses/Functions of the Shell Group in the US. He initiated and managed the portfolio, profitability, people and reputation objectives of US businesses on behalf of Shell Chief Executive, Board of Directors and shareholders and represented the interests of Shell Group to US stakeholders, including investors, government, communities and the general public. Hofmeister has also held key executive leadership positions at General Electric, Nortel, and Allied Signal (now Honeywell International) and currently serves on the boards of Hunting, plc and Applus Services SA. He is also a member of the National Petroleum Council in Washington, D.C.

Omidele a 36-year exploration and production professional has been with the Company since 2011. He also served as Senior Vice President for Exploration and Production for Allied Energy Corporation from 2008 to 2011. Prior to Allied Energy, Omidele held various senior technical and management positions with Shell Oil companies in Nigeria, UK and USA for more than 28 years. He holds a Master’s degree in Petroleum Engineering from the University of Houston and he is a graduate of the Advanced Management Program from Harvard University.

About Erin Energy

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 40,000 square kilometers (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN.

Source:  Erin Energy Corporation

Contact:

Lionel McBee
Director, Investor Relations and Corporate Communications
+1 713 797 2960
lionel.mcbee@erinenergy.com